   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 24, 2001
                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                           --------------------------

                           NEON COMMUNICATIONS, INC.

             (Exact name of registrant as specified in its charter)

                          DELAWARE                                               04-3523408
      (State or other jurisdiction of incorporation or            (I.R.S. Employer Identification Number)
                       organization)

                              2200 WEST PARK DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 616-7800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           STEPHEN A. BOGIAGES, ESQ.
                                GENERAL COUNSEL
                           NEON COMMUNICATIONS, INC.
                              2200 WEST PARK DRIVE
                        WESTBOROUGH, MASSACHUSETTS 01581
                                 (508) 616-7800
  (Name and address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       ALEXANDER A. BERNHARD, ESQ.                         SCOTT E. PUESCHEL, ESQ.
            HALE AND DORR LLP                                 HALE AND DORR LLP
             60 STATE STREET                                 11951 FREEDOM DRIVE
       BOSTON, MASSACHUSETTS 02109                          RESTON, VIRGINIA 20190
        TELEPHONE: (617) 526-6000                         TELEPHONE: (703) 654-7000
         TELECOPY: (617) 526-5000                          TELECOPY: (703) 654-7100

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /.

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /.

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                     PROPOSED           PROPOSED
                                                                      MAXIMUM            MAXIMUM
                                                AMOUNT TO BE      OFFERING PRICE        AGGREGATE          AMOUNT OF
      TITLE OF SHARES TO BE REGISTERED           REGISTERED        PER SHARE(1)      OFFERING PRICE    REGISTRATION FEE
Common Stock, $0.01 par value per share.....     10,316,650           $2.935           $30,279,368          $7,570

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on September 21, 2001.
                           --------------------------

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                SUBJECT TO COMPLETION, DATED SEPTEMBER 24, 2001
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND THE SELLING STOCKHOLDERS NAMED IN THIS PROSPECTUS ARE NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                             NEON COMMUNICATIONS, INC.

                       10,316,650 SHARES OF COMMON STOCK
                               ------------------

On June 15, 2001, we sold an 18% subordinated convertible note due 2008 in the aggregate principal amount of $15,000,000, referred to as the Mode 1 Note, to Mode 1 Communications, Inc., referred to as Mode 1, one of our principal stockholders and a subsidiary of Northeast Utilities, referred to as NU. Mode 1 may convert all or part of the principal balance and accrued interest due on the note at any time, and we may require Mode 1 to convert the note under certain circumstances, into that number of shares of our common stock determined by dividing the principal amount, plus accrued and unpaid interest, to be converted by the conversion price of $6.00, subject to certain anti-dilution provisions. In addition, at our option, we may pay interest due and payable under the Mode 1 Note in cash, shares of our common stock at a price of $6.00 per share or an additional convertible note.

On August 10, 2001, we sold an 18% subordinated convertible note due 2008 in the principal amount of $11,500,000, referred to as the Exelon Note, to Exelon Enterprises Management, Inc., referred to as Exelon Enterprises, one of our principal stockholders and a subsidiary of Exelon Corporation. Exelon Enterprises transferred the Exelon Note to ECP Telecommunications Holdings, LLC, referred to as ECP, an indirect wholly-owned subsidiary of Exelon Enterprises. ECP may convert all or part of the principal balance and accrued interest due on the note at any time, and we may require ECP to convert the note under certain circumstances, into that number of shares of our common stock determined by dividing the principal amount, plus accrued and unpaid interest, to be converted by the conversion price of $5.00, subject to certain anti-dilution provisions. In addition, at ECP's option, we may pay interest due and payable under the Exelon Note in cash, shares of our common stock at a price of $5.00 per share or an additional convertible note.

This prospectus relates to the public offering, which will not be underwritten, of (i) shares issuable upon conversion of the Mode 1 Note and the Exelon Note,
(ii) shares issuable in lieu of interest payments under each of Mode 1 Note and Exelon Note through August 15, 2004, and (iii) 2,131,143 shares of our common stock issued to Exelon Enterprises in September 2000 pursuant to the terms of a subscription agreement, which shares have since been transferred to ECP.

We will not receive any proceeds from the sale of the shares in this offering.

We have agreed to pay certain expenses in connection with the registration of the shares and to indemnify the selling stockholders against certain liabilities. The selling stockholders will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

The selling stockholders identified in this prospectus, or their respective pledgees, donees, transferees or other successors-in-interest, may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our common stock is traded on the Nasdaq National Market under the symbol "NOPT." On September 21, 2001, the closing sale price of the common stock on Nasdaq was $3.26 per share. You are urged to obtain current market quotations for the common stock.
                            ------------------------

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 2.
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

               The date of this prospectus is             , 2001

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
PROSPECTUS SUMMARY..........................................       1

THE OFFERING................................................       1

RISK FACTORS................................................       2

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION..........       9

USE OF PROCEEDS.............................................      10

SELLING STOCKHOLDERS........................................      10

DESCRIPTION OF CAPITAL STOCK................................      15

PLAN OF DISTRIBUTION........................................      18

LEGAL MATTERS...............................................      19

EXPERTS.....................................................      19

WHERE YOU CAN FIND MORE INFORMATION.........................      19

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............      20

POWER OF ATTORNEY AND SIGNATURES............................    II-5

    Our executive offices are located at 2200 West Park Drive, Westborough, Massachusetts 01581, our telephone number is (508) 616-7800. Unless the context otherwise requires references in this prospectus to "NEON," "we," "us," and "our" refer to NEON Communications, Inc. and our subsidiaries.

    We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS IMPORTANT FEATURES OF THIS OFFERING AND THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS."

                           NEON COMMUNICATIONS, INC.

    We own and operate a technologically advanced, high-bandwidth fiber optic network, consisting of approximately 1,900 route miles. Our network averages approximately 43 fibers per mile and therefore includes a total of approximately 81,000 fiber miles.

    We have built our network primarily using electric utility rights-of-way, which we believe provide significant competitive advantages compared to alternative rights-of-way in our territory, such as railbeds and highways. Most significantly, our utilization of electric utility rights-of-way allows us to provide alternative routes to our customers which, when combined with their existing routes over more conventional rights-of-way, provide more reliable redundant routes than if our network utilized the same rights-of-way as their existing capacity because our alternative routes would not share common points of failure with the other conventional routes. These utility rights-of-way also enable us to provide direct connections to our customers.

    We currently provide our customers with the following services:

    - LIT FIBER SERVICES. Lit fiber services include SONET private line services, which are fixed, high-bandwidth amounts of point-to-point long-haul or local access transport capacity with our optical transmission equipment offered across our network at fixed-cost pricing and lambda express managed wavelength services, which are one or more wavelengths on a single fiber optic strand coupled with our optical transmission equipment.

    - DARK FIBER LEASES. Fiber strands contained within a fiber optic cable which has been laid but does not include optical transmission equipment.

    - COLLOCATION. Rental space in our carrier class points of presence in which carrier customers bond electronically and semi-permanently to our network.

    We conduct our operations through NEON Optica, Inc., our wholly-owned subsidiary, which acts as the primary operating entity, generating revenues primarily through the provision of capacity on our network. Our principal executive offices are located at 2200 West Park Drive, Westborough, Massachusetts 01581 and our telephone number is (508) 616-7800.

                                  THE OFFERING

Common Stock offered by selling
stockholders.................................  10,316,650 shares

Use of proceeds..............................  We will not receive any proceeds from the sale of shares in this offering.

Nasdaq National Market symbol................  NOPT

                                  RISK FACTORS

    INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE PURCHASING OUR COMMON STOCK. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD FALL, AND YOU MAY LOSE ALL OR PART OF THE MONEY YOU PAID TO BUY OUR COMMON STOCK.

RISK RELATING TO OUR FINANCIAL SITUATION

    WE HAVE EXPERIENCED SIGNIFICANT NET LOSSES THROUGHOUT OUR HISTORY, AND ARE CURRENTLY EXPERIENCING CASH FLOW PROBLEMS. AS A RESULT, WE MAY NEED ADDITIONAL FINANCING IN ORDER TO FUND OUR OPERATIONS AND CARRY OUT OUR BUSINESS PLAN, AND IF WE ARE UNABLE TO OBTAIN THIS FINANCING, OUR BUSINESS MAY BE SEVERELY HARMED AND WE MAY BE REQUIRED TO SEEK PROTECTION FROM OUR CREDITORS UNDER THE FEDERAL BANKRUPTCY LAWS.

    We have incurred cumulative net losses since our inception of approximately $112,800,000. As of June 30, 2001, we had approximately $16,100,000 in unrestricted cash on hand.

    After giving effect to a reduction in capital expenditures, we will have funds sufficient to finance our operations into the second quarter of 2002, at which time we will require additional financing. We expect that it will be difficult to obtain additional financing on acceptable terms given current economic conditions, and we cannot assure you that we will be successful in doing so. If we are unable to obtain additional financing, we may be forced to suspend capital expenditures, downsize our operations and delay our network expansion and customer growth plans. As a result, our rate of revenue growth could cease or slow materially and the fulfillment of our business plan and the date when we might achieve profitability may be substantially delayed.

RISKS RELATING TO OUR BUSINESS STRATEGY

    OUR BUSINESS STRATEGY DEPENDS UPON ANTICIPATED CUSTOMER DEMAND FOR OUR SERVICES, AND OUR FAILURE TO OBTAIN CUSTOMERS FOR OUR SERVICES AT PROFITABLE RATES WOULD ADVERSELY AFFECT OUR BUSINESS RESULTS.

    Our ability to become profitable depends upon our ability to secure a market for our services and obtain service contracts with our communications customers. Many of our targeted customers may also be our potential competitors. If our services are not satisfactory or cost competitive, our targeted customers may utilize other providers where available, or construct their own networks, which would reduce their need for our services and create future sources of competition for us.

    INTENSE COMPETITION IN THE TELECOMMUNICATIONS INDUSTRY FROM A BROAD RANGE OF COMPETITORS MAY PREVENT US FROM OBTAINING CUSTOMERS AND REQUIRE US TO LOWER PRICES.

    The telecommunications industry is highly competitive. We face substantial competition from companies with significantly greater financial and other resources whose capacity is interchangeable with the capacity we offer, including incumbent local telephone companies, competitive local telephone companies and major long distance companies. In addition, potential competitors capable of offering services similar to those offered by us include other communications service providers that own and operate their own networks and equipment, including cable television companies, electric utilities, microwave carriers, satellite carriers, wireless communication system operators and end-users with private communications networks. Three of our principal stockholders, NU, New England Business Trust, an affiliate of Energy East Corporation, and Consolidated Edison Communications, Inc., a subsidiary of Consolidated Edison, Inc., each own or have rights, through one or more affiliates, to fibers in the cable that includes a portion of our network, which permits each of them to compete directly with us in the future if they use these fibers for purposes other than their corporate requirements. Our rights-of-way are non-exclusive so that other service providers (including the utilities themselves) could install competing networks using the same rights-of-way.

    BECAUSE WE OFFER A RELATIVELY NARROW RANGE OF SERVICES IN COMPARISON TO SOME OF OUR COMPETITORS, WE CANNOT ACHIEVE REVENUES COMPARABLE TO COMPANIES OFFERING A BROADER ARRAY OF SERVICES AND MAY BE AT A COMPETITIVE DISADVANTAGE WITH RESPECT TO THE SERVICES WE OFFER.

    Unlike more diversified telecommunications companies, we derive and expect to continue to derive substantially all of our revenues from the leasing of fiber optic capacity on a wholesale basis to our customers, most of whom are telecommunications companies and Internet service providers serving end-users. The limited nature of our current services could limit our potential revenues and result in our having lower revenues than competitors which provide a wider array of services.

    DUE TO RAPIDLY EVOLVING TECHNOLOGIES IN OUR INDUSTRY AND THE UNCERTAINTY OF FUTURE GOVERNMENT REGULATION, OUR CURRENT BUSINESS PLAN MAY BECOME OBSOLETE AND WE MAY BE UNABLE TO MAINTAIN A COMPETITIVE POSITION IF WE ARE UNABLE TO SUCCESSFULLY ADJUST OUR PRODUCTS, SERVICES AND BUSINESS STRATEGIES AS REQUIRED.

    In the future, we may become subject to more intense competition due to the development of new technologies, an increased supply of domestic and international transmission capacity, the consolidation in the industry among local and long distance service providers and the effects of deregulation resulting from the Telecommunications Act of 1996. The introduction of new services and products or the emergence of new technologies may change the cost or increase the supply of services and products similar to those which we provide. We cannot predict which of many possible future product and service offerings will be crucial to maintain our competitive position or what expenditures will be required to develop profitably and provide such products and services. Prices for our services to carriers specifically, and interstate services in general, may decline over the next several years due primarily to price competition to the extent that network providers continue to install networks that compete with our network. We also believe that there will be technological advances that will permit substantial increases in the transmission capacity of both new and existing fiber.

    A LIMITED NUMBER OF CUSTOMERS HAS ACCOUNTED FOR A SIGNIFICANT PERCENTAGE OF OUR REVENUES.

    Historically, a limited number of customers has accounted for a significant percentage of our revenues. In 1999, three customers accounted for 18%, 16% and 13% of revenues, respectively. In 2000, two customers accounted for 16% and 10% of revenues, respectively. We anticipate that our results of operations in any given period will continue to depend to a significant extent upon revenues of a small number of customers.

RISKS RELATING TO THE EXPANSION AND OPERATION OF OUR FIBER OPTIC NETWORK.

    THE SUCCESSFUL, TIMELY AND COST-EFFECTIVE EXPANSION OF OUR FIBER OPTIC NETWORK WITHIN THE NORTHEAST AND INTO THE MID-ATLANTIC REGION IS CRUCIAL TO OUR BUSINESS PLAN, AND DEPENDS UPON NUMEROUS FACTORS BEYOND OUR CONTROL.

    Our ability to achieve our strategic objectives depends in large part upon the successful, timely and cost-effective expansion of our fiber optic network within the Northeast and into the Mid-Atlantic region. Among the major factors that could affect our success are:

    - any delay or difficulty experienced by Consolidated Edison Communications in the performance of its obligations under our agreement with it; and

    - the failure of both affiliated and third-party suppliers or contractors to meet their obligations to construct and maintain significant portions of our fiber optic network in a timely and cost-effective manner.

    Either of these factors, or other factors, over which we have little control, could significantly hinder our ability to complete our network and execute our business plan. To date Consolidated Edison Communications has failed to deliver certain network assets in a timely fashion under our original agreement with it.

    THE EXPENDITURES NECESSARY TO SUFFICIENTLY EXPAND OUR FIBER OPTIC NETWORK AND DEVELOP OUR SERVICES IN ORDER TO SATISFY THE CURRENT AND FORECASTED DEMANDS OF OUR CUSTOMERS MAY SURPASS OUR AVAILABLE CASH, AND WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL TO DEVELOP OUR SERVICES ON A TIMELY BASIS AND ON ACCEPTABLE TERMS.

    Although we have expended significant resources in building our network and the development of our customer base, we will require significant additional cash in order to expand our geographic coverage and the range of services which we can offer throughout our service area in order to be competitive in our market. These expenditures for expansion and for more services, together with associated operating expenses, will reduce our cash flow and profitability until we establish an adequate customer base throughout all of our coverage areas. To date, we have expended substantial amounts on construction of our network from the proceeds of our financing activities and, accordingly, we have generated negative cash flow. We may need to obtain additional capital to carry out our planned expansion of our services and to increase our service territory and we cannot assure you that additional financing will be available to us or, if available, that we can obtain it on a timely basis and on acceptable terms.

    WE OBTAIN SOME OF THE KEY COMPONENTS USED IN OUR FIBER OPTIC NETWORK FROM A SINGLE SOURCE OR A LIMITED GROUP OF SUPPLIERS, AND THE PARTIAL OR COMPLETE LOSS OF ONE OF THESE SUPPLIERS COULD DISRUPT OUR OPERATIONS AND RESULT IN A SUBSTANTIAL LOSS OF REVENUES.

    We depend upon a small group of suppliers for some of the key components and parts used in our network. In particular, we purchase cable from Lucent-Fitel and from Corning, and we purchase fiber optic equipment from Nortel Networks, Cisco Systems and Sycamore Networks. Any delay or extended interruption in the supply of any of the key components, changes in the pricing arrangements with our suppliers and manufacturers or delay in transitioning a replacement supplier's product into our network could disrupt our operations.

    OUR FIBER OPTIC NETWORK, WHICH IS OUR SOLE SOURCE OF REVENUE, IS VULNERABLE TO PHYSICAL DAMAGE, CATASTROPHIC OUTAGES, POWER LOSS AND OTHER DISRUPTIONS BEYOND OUR CONTROL, AND THE OCCURRENCE OF ANY OF THESE FAILURES COULD RESULT IN IMMEDIATE LOSS OF REVENUES, PAYMENT OF OUTAGE CREDITS TO OUR CUSTOMERS AND, MORE IMPORTANTLY, THE LOSS OF OUR CUSTOMERS' CONFIDENCE IN OUR BUSINESS REPUTATION.

    Our success in marketing our services to our customers requires that we provide high reliability, high bandwidth and a secure network. Our network and the infrastructure upon which it depends are subject to physical damage, power loss, capacity limitations, software defects, breaches of security and other disruptions beyond our control that may cause interruptions in service or reduced capacity for customers. Our agreements with our customers typically provide for the payment of outage related credits (a predetermined reduction or offset against our lease rate when a customer's leased facility is non-operational or otherwise does not meet certain operating parameters) or damages in the event of a disruption in service. These credits or damages could be substantial and could significantly decrease our net revenues. Significant or lengthy outages would also undermine our customers' confidence in our fiber optic network and injure our business reputation.

RISKS RELATING TO OUR RIGHTS-OF-WAY

    WE COULD LOSE THE CONTRACT RIGHTS UPON WHICH WE RELY TO OPERATE AND MAINTAIN OUR NETWORK IN THE EVENT OF BANKRUPTCY PROCEEDINGS RELATING TO ONE OR MORE OF THE THIRD PARTIES THAT HAVE GRANTED TO US THE RIGHT TO BUILD AND OPERATE OUR NETWORK USING THEIR RIGHTS-OF-WAY.

    The construction and operation of significant portions of our fiber optic network depend upon contract rights known as indefeasible rights-of-use. Indefeasible rights-of-use are commonly used in the telecommunications industry, but remain a relatively new concept in property law. Although indefeasible rights-of-use give the holder a number of rights to control the relevant rights-of-way or fiber optic filaments, legal title remains with the grantor of the rights. Therefore, the legal status of indefeasible rights-of-use remains uncertain, and our indefeasible rights-of-use might be voidable in the event of bankruptcy of the grantor. If we were to lose an indefeasible right-of-use in a key portion of our network, our ability to service our customers could become seriously impaired and we could be required to incur significant expense to resume the operation of our fiber optic network in the affected areas.

    DESPITE OUR EXISTING RIGHTS-OF-WAY, WE MAY BE FORCED TO MAKE SUBSTANTIAL ADDITIONAL PAYMENTS TO THE AFFECTED LANDOWNERS OR REMOVE OUR NETWORK FROM THEIR PROPERTY, WHICH WOULD SIGNIFICANTLY HARM OUR BUSINESS AND OUR RESULTS OF OPERATIONS.

    Our indefeasible rights-of-use depend on the grantor's interest in the property on which our network is located. To the extent that a grantor of an indefeasible right-of-use has a limited easement in the underlying property and not full legal title, the adequacy of our indefeasible rights-of-use could be challenged in court. For example, in May 1999, AT&T entered into a costly settlement of a class action suit brought by landowners who asserted that the railroad-based rights-of-way upon which AT&T had relied to build portions of its fiber optic network were insufficient to permit AT&T to use these rights-of-way for telecommunications purposes.

    We believe that it is likely that a number of landowners may make similar claims against us based on our use of utility rights-of-way for our telecommunications purposes. In fact, some landowners have already asserted claims against us on this basis, and, to date, in two cases, rather than electing to contest the landowners' interpretation of the scope of the easement, we have made a payment to such landowners to acquire rights-of-way meeting our requirements. We believe that the easements granted by a substantial number of landowners to grantors of our indefeasible rights-of-use are similar in scope to those with respect to which claims have been asserted, and we cannot guarantee that additional claims will not be made in the future.

    BECAUSE SIGNIFICANT PORTIONS OF OUR FIBER OPTIC NETWORK ARE CONSTRUCTED UPON RIGHTS-OF-WAY CONTROLLED BY ELECTRIC UTILITY COMPANIES WHICH GENERALLY PLACE THE OPERATION OF THEIR ELECTRICAL FACILITIES AHEAD OF THE OPERATION OF OUR FIBER OPTIC NETWORK, WE MAY BE UNABLE TO CONSTRUCT AND OPERATE OUR FIBER OPTIC NETWORK IN THE AFFECTED AREAS WITHOUT PERIODIC INTERRUPTIONS AND DELAYS CAUSED BY THE DAY-TO-DAY OPERATIONS OF THESE UTILITY COMPANIES.

    Our rights-of-way agreements with NU, Central Maine Power Company (a subsidiary of Energy East Corporation) and Consolidated Edison
Communications, Inc., contain provisions which acknowledge the right of these companies to make the provision of electrical services to their own customers their top priority. These companies are required only to exercise "reasonable care" with respect to our facilities and are otherwise free to take whatever actions they deem appropriate with respect to ensuring or restoring service to their electricity customers, any of which actions could impair operation of our network. In addition, some of our ongoing operational efforts are constrained by the limited ability of the utilities to de-energize segments of their transmission and distribution facilities in order to permit construction crews to work safely. We have experienced construction delays in the past as a result of such inability to timely de-energize certain segments and we may experience such delays in the future.

RISKS RELATING TO GOVERNMENT REGULATION

    FEDERAL REGULATION OF THE TELECOMMUNICATIONS INDUSTRY IS CHANGING RAPIDLY AND WE COULD BECOME SUBJECT TO UNFAVORABLE NEW RULES AND REQUIREMENTS WHICH COULD IMPOSE SUBSTANTIAL FINANCIAL AND ADMINISTRATIVE BURDENS ON US AND INTERFERE WITH OUR ABILITY TOO SUCCESSFULLY EXECUTE OUR BUSINESS STRATEGIES.

    Regulation of the telecommunications industry is changing rapidly. Existing and future federal, state, and local governmental regulations will greatly influence our viability. Consequently, undesirable regulatory changes could adversely affect our business, financial condition and results of operations.

    REVENUES FROM TELECOMMUNICATIONS PROVIDED TO END-USERS, WHICH REPRESENT A PORTION OF OUR REVENUES, ARE SUBJECT TO CONTRIBUTIONS TO THE FCC'S UNIVERSAL SERVICE FUND.

    While we generally do not deal directly with end-users of telecommunications and are therefore generally exempt from contributing to the FCC's Universal Service Fund, the FCC treats certain Internet service providers purchasing telecommunications as end-users. Our revenues from providing telecommunications to end-users, which represent a portion of our revenues, are therefore subject to an assessment of 6.8% for the second and third quarter of 2001. Such assessments vary and may increase from quarter to quarter. If the annual contribution amount would be less than $10,000, we would qualify for a DE MINIMUS exemption from contribution to the Fund.

    IF WE BECOME SUBJECT TO REGULATION AS A COMMON CARRIER IN THE FUTURE, WE WOULD BE SUBJECT TO ADDITIONAL REGULATORY REQUIREMENTS.

    We do not believe that we are currently a "common carrier," but that status could change based on differing interpretations of current regulations, regulatory changes and changes in the way we conduct our business. If we become regulated as a common carrier, we would have to file tariffs for our services with the FCC and submit other reports, and would be required to contribute to federal funds including, but not limited to, those established for Telecommunications Relay Services, for the management of the North American Numbering Plan and for Local Number Portability. These regulatory requirements could impose substantial burdens on us.

    The Communications Act of 1996 requires incumbent local telephone companies to provide elements of their networks to competitors on an unbundled basis. In a recent decision, the FCC determined that dark fiber is a network element that incumbent local telephone companies must provide to others. The availability of this alternative source of supply may increase competition among providers of dark fiber services and could decrease the demand for our dark fiber.

    REGULATORY CHANGES COULD AFFECT RELATIONSHIPS BETWEEN US, OUR COMPETITORS AND CUSTOMERS IN UNFORESEEABLE WAYS THAT COULD REDUCE OUR BUSINESS OPPORTUNITIES.

    Our relationships with the telecommunications companies with whom we deal are all affected by our respective positions in the FCC's regulatory scheme. Accordingly, changes in federal telecommunications law may affect our business by virtue of the interrelationships that exist among us and many of these regulated telecommunications entities. It is difficult for us to forecast at this time how these changes will affect us in light of the complex interrelationships that exist in the industry and the different levels of regulation.

    STATE REGULATION OF COMPANIES PROVIDING TELECOMMUNICATIONS SERVICES VARIES SUBSTANTIALLY FROM STATE TO STATE AND WE MAY BECOME SUBJECT TO BURDENSOME AND RESTRICTIVE STATE REGULATIONS AS WE EXPAND OUR FIBER OPTIC NETWORK INTO A BROADER GEOGRAPHIC AREA, WHICH COULD INTERFERE WITH OUR OPERATIONS AND OUR ABILITY TO MEET OUR STRATEGIC OBJECTIVES.

    We may be subject to state regulation, which can vary substantially from state to state. NEON Optica's subsidiaries in New York and Connecticut have obtained authority to provide intrastate telecommunications services on a competitive common carrier basis. Therefore, these subsidiaries are subject to the obligations that applicable law places on all similarly certificated common carriers including the filing of tariffs, state regulation of certain service offerings, pricing, payment of regulatory fees and reporting requirements. The costs of compliance with these regulatory obligations, or any of the regulatory requirements of other states to which we might become subject, could have a material adverse effect on our operations. Moreover, some of our rights-of-way depend on our status as a common carrier in these states, and if that status were to be successfully challenged, those rights-of-way could be terminated.

    MUNICIPAL REGULATION OF OUR ACCESS TO PUBLIC RIGHTS-OF-WAY IS SUBJECT TO CHANGE AND COULD IMPOSE ADMINISTRATIVE BURDENS THAT WOULD ADVERSELY AFFECT OUR BUSINESS.

    Local governments typically retain the ability to license public rights-of-way, subject to the federal requirement that local governments may not prohibit the provision of telecommunications services. Changes in local government regulation could impose additional costs on our business and limit our operations. Local authorities affect the timing and costs associated with our use of public rights-of-way.

RISKS RELATING TO OUR CAPITALIZATION

    BECAUSE WE HAVE A LARGE AMOUNT OF DEBT, WE WILL BE REQUIRED TO DEVOTE A SIGNIFICANT PORTION OF OUR CASH FLOW TO PAY INTEREST AND WE MAY NOT HAVE SUFFICIENT REMAINING CASH FLOW TO MEET OUR OTHER OBLIGATIONS AND EXECUTE BUSINESS STRATEGIES.

    We are highly leveraged. Our high degree of debt, including our $46,250,000 15% note due 2003 issued to Nortel Networks, Inc., $15,000,000 and $11,500,000 18% subordinated convertible notes due August 15, 2008 issued to Mode 1 Communications Inc. and ECP Telecommunications Holdings, LLC respectively, and NEON Optica's $180 million 12 3/4% Senior Notes Due 2008, could have adverse consequences to the holders of NEON Communication's equity securities. A substantial portion of our cash flow will be dedicated to the payment of interest expense associated with our debt, and such cash flow may be insufficient to meet our payment obligations on our debt in addition to paying our other obligations as they become due. In addition, due to our leverage ratio, our ability to obtain any necessary financing in the future for completion of our network or other purposes may be impaired. Also, certain of our future borrowings may be at variable rates of interest that could cause us to be vulnerable to increases in interest rates. Because we are highly leveraged, we may be at a competitive disadvantage to our competitors and may be especially vulnerable to a downturn in our business or the economy generally, or to delays in or increases in the costs of operating and constructing our network.

    IN CONNECTION WITH NEON OPTICA'S SUBSTANTIAL PUBLIC DEBT AND OUR HIGH DEGREE OF DEBT, WE AND NEON OPTICA HAVE AGREED TO SIGNIFICANT RESTRICTIONS ON OUR OPERATIONS THAT LIMIT OUR ABILITY TO ENTER INTO MAJOR CORPORATE TRANSACTIONS, AND AS A RESULT WE MAY BE UNABLE TO PURSUE POTENTIAL CORPORATE OPPORTUNITIES WHICH WOULD BENEFIT US AND OUR STOCKHOLDERS.

    The indenture under which NEON Optica's debt was issued imposes significant operating and financing restrictions on us and our present and future subsidiaries. These restrictions affect, and in certain cases significantly limit or prohibit, among other things, our ability to incur indebtedness, pay dividends and make other restricted payments, create liens, issue and sell capital stock of subsidiaries, guarantee indebtedness, sell assets or consolidate, merge or transfer all or substantially all of our assets. Furthermore, our agreements with Exelon and Mode 1 limit our ability to incur indebtedness. These limitations could prevent us from exploiting corporate opportunities as they arise, which could be detrimental to the interests of our stockholders.

    OUR STOCK PRICE IS VOLATILE.

    The stock market in general, and the stock prices of telecommunications companies and other technology-based companies in particular, have experienced significant volatility that often has been unrelated to the operating performance of any specific public companies. The market price of our common stock has fluctuated widely in the past year and is likely to continue to fluctuate in the future. Factors that may have a significant impact on the market price of our common stock include:

    - future announcements concerning us or out competitors;

    - our ability to obtain future financing;

    - delays in the expansion of our network and in general implementation of our business plan;

    - results of technological innovations; and

    - changes in recommendations of securities analysts and rumors that may be circulated about us or our competitors.

    Our future earnings and stock price may be subject to significant volatility. Shortfalls in our revenues or earnings or delays in network build-out in any given period relative to the levels and schedule expected by securities analysts could immediately, significantly and adversely affect the trading price of our common stock. In the past, following periods of volatility in the market price of a company's securities, class action litigation has often been instituted against the subject company. Litigation of this type could result in substantial costs and a diversion of our management's attention and resources which could, in turn, have a material adverse effect on our business and financial condition.

    THE LIQUIDITY OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED IF WE ARE DELISTED FROM THE NASDAQ NATIONAL MARKET.

    From time to time, our common stock has failed to maintain a minimum bid price of $3.00 per share. If we fail to maintain a minimum bid price of $3.00 per share for a period of 30 consecutive business days, we would be subject to notification by the Nasdaq National Market that we have failed to meet its requirements for continued listing. Upon such notice, we would have 90 days from the notice date to regain compliance by having a minimum bid price for our common stock at $3.00 or greater for a minimum period of 10 consecutive business days during the 90-day compliance period. We cannot guarantee that we will maintain a minimum bid price above $3.00 or that our common stock will not be delisted from the Nasdaq National Market.

    In the event that we are delisted from the Nasdaq National Market, shares of our common stock may trade in the over-the-counter market in the so-called "pink sheets" or the OTC Bulletin Board. Consequently, selling our common stock would be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts' coverage of us may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for shares of our common stock.

    A delisting from the Nasdaq National Market may have a material adverse effect on our stock price and our ability to raise capital through the issuance of additional equity. A delisting from the Nasdaq National Market may also make us ineligible to use Form S-3 to register shares of our common stock with the SEC, therefore, making it more expensive to register shares of our common stock. In the event our common stock is delisted from the Nasdaq National Market, we would become subject to certain securities law restrictions requiring broker/dealers who recommend low-priced securities to persons (with certain exceptions) to satisfy special sales practice requirements, including making an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. The securities laws also require additional disclosure in connection with any trades involving low-priced stocks (subject to certain exceptions), including the delivery, prior to any transaction, of a disclosure schedule explaining the market for such stocks and the associated risks. These requirements could severely limit the market liquidity of our common stock and your ability to sell the common stock in the secondary market.

    IF OUR COMMON STOCK IS DELISTED FROM THE NASDAQ NATIONAL MARKET, IT MAY BE SUBJECT TO THE "PENNY STOCK" REGULATIONS WHICH MAY AFFECT THE ABILITY OF OUR SHAREHOLDERS TO SELL THEIR SHARES.

    If Nasdaq delists our common stock, it could become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors" (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse's income). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. Consequently, the rule may adversely affect the ability of the holders of our common stock to sell their shares in the secondary market. Regulations of the SEC define "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction of penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. The SEC also requires disclosure about commissions payable to both the broker-dealer and its registered representative and information regarding current quotations of the securities. Finally, the SEC requires that monthly statements be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. If our common stock were subject to the rules on penny stocks, the market liquidity for our common stock could be severely and adversely affected.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

    This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words "anticipates," "believes," "estimates," "expects," "intends," "may," "plans," "projects," "will," "would" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading "Risk Factors", that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of shares by the selling stockholders.

    The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholder for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholder in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and fees and expenses of our and the selling stockholders' counsel and our accountants.

                              SELLING STOCKHOLDERS

    The following table sets forth the number of shares owned, or issuable upon exercise of the notes held by the selling stockholders. No estimate can be given as to the amount of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below. The table sets forth, to our knowledge, certain information about the selling stockholders as of September 10, 2001.

    Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, the person named in the table has sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

                               SHARES OF COMMON STOCK                         SHARES OF COMMON STOCK TO BE
                              BENEFICIALLY OWNED PRIOR                          BENEFICIALLY OWNED AFTER
                                     TO OFFERING           NUMBER OF SHARES           OFFERING (1)
                             ---------------------------   OF COMMON STOCK    -----------------------------
NAME OF SELLING STOCKHOLDER    NUMBER         PERCENTAGE    BEING OFFERED        NUMBER        PERCENTAGE
---------------------------  ----------       ----------   ----------------   -------------   -------------
ECP Telecommunications
  Holdings, LLC...........   13,820,316(2)       52.3%        5,998,117          6,600,773         30.9%
Mode 1 Communications,
  Inc.....................   18,276,117(3)       69.2%        4,318,533         11,056,574         51.8%

------------------------

*   Less than one percent.

(1) We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may not sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

(2) Represents (i) 2,300,000 shares issuable upon conversion of the aggregate principal amount of the Exelon Note, (ii) 104,650 shares issuable upon conversion of accrued interest and interest to be accrued within 60 days of September 10, 2001 under the Exelon Note, (iii) 2,131,143 shares held of record by ECP and (iv) an additional 9,284,523 shares, of which
    (a) 4,124,038 shares are held of record by Mode 1, (b) 2,500,000 shares are issuable to Mode 1 upon conversion of the Mode 1 Note and
    (c) 183,750 shares are issuable upon conversion of accrued interest and interest to be accrued within 60 days of September 10, 2001 under the Mode 1 Note, (d) 2,476,735 shares are held of record by Consolidated Edison Communications, Inc., referred to as CEC, which may be deemed to be beneficially owned by Exelon as a result of the Stockholders' Agreement. See "AGREEMENTS WITH SELLING STOCKHOLDERS--CEC, EXELON ENTERPRISES AND NU STOCKHOLDERS' AGREEMENT." Exelon's business address is 2301 Market Street, Philadelphia, Pennsylvania 19103.

(3) Represents (i) 2,500,000 shares issuable upon conversion of the aggregate principal amount of the Mode 1 Note, (ii) 183,750 shares issuable upon conversion of interest and interest to be accrued within 60 days of September 10, 2001 under the Mode 1 Note, (iii) 4,124,038 shares held of record by Mode 1, (iv) 7,012,528 shares, of which (a) 2,476,735 shares are held of record by CEC, (b) 2,131,143 shares are held of record by ECP,
    (c) 104,650 shares are issuable upon conversion of accrued interest and interest to be accrued within 60 days of September 10, 2001 under the Exelon Note, and (d) 2,300,000 shares are issuable to ECP upon conversion of the Exelon Note, which may be deemed to be beneficially owned by NU as a result of the Stockholders' Agreement (see "AGREEMENTS WITH SELLING STOCKHOLDERS--CEC, EXELON ENTERPRISES AND NU STOCKHOLDERS' AGREEMENT"), and
    (v) an additional 4,455,801 shares held by New England Business Trust, which may be deemed to be beneficially owned by NU as a result of the Principal Stockholders Agreement. See "AGREEMENTS WITH SELLING STOCKHOLDERS--PRINCIPAL STOCKHOLDERS AGREEMENT." Mode 1's business address is 107 Selden Street, Berlin, Connecticut 06037.

AGREEMENTS WITH SELLING STOCKHOLDERS

NORTHEAST UTILITIES AGREEMENT

    In 1994 and 1995, we entered into a series of agreements (as subsequently amended and restated in February 1998) with the three principal operating subsidiaries of Northeast Utilities, or NU, the parent of Mode 1, concerning the provision of rights-of-way along electric utility towers and inside urban electric utility ducts. Pursuant to the agreements with NU, we acquired indefeasible rights of use in fiber optic filaments placed along NU's rights of way prior to February 1998 and acquired ownership of fiber optic filaments placed along NU's rights of way subsequent to February 1998. We and NU both agreed to use best efforts to complete installation of the NU system by September 1999. We agreed to pay the cost of installing the cable and to utilize NU's engineering staff in carrying out the installation. Under our agreements with NU, we agreed to pay to NU mileage-based annual fees and a percentage of the gross revenues that the company generates on the portion of our system located on NU's rights-of-way.

    A portion of the NU system, comprised of 12 fibers within the cable, is owned by, and has been set aside for, NU. NU may lease these fibers to third parties, provided that prior to September 2001, NU is not permitted to assign any fibers or resell capacity on its network to specified carriers except for certain limited purposes. After September 2001, NU will be free to use its network to compete with us.

    Under our agreements with NU, if any proposed segment of our system's route requires material modifications or unusual expense to make it available for our fiber, or if NU withdraws any segment from the route in order to give priority to electrical services, we have the right to designate additional or alternative route segments, subject to NU's approval, which will not be withheld unless the additional or alternative segments would materially adversely affect NU's ability to provide reliable electric service, cause or create safety problems or would not be feasible for structural reasons. If NU wants to create new route segments in order to extend the their system, we have a right of first refusal on the provision of any such segments. If NU obtains such segments from third parties, NU has agreed to use its best efforts to obtain for us the unimpeded use of not less than 12 usable single mode fibers in such segment on terms no less favorable than those provided to NU.

    The agreements with NU have an initial term of 30 years and expire in September 2024. Thereafter, they automatically renew for five-year terms, unless one of the parties has given a one-year advance notice of termination. In the event that NU gives such a notice and terminates the agreements, it must either, at its option, pay us an amount equal to the fair market value of their system less the value of their own network or allow us to retain the indefeasible rights of use and receive from us an annual payment equal to 10% of our gross revenue from the NU system, which payment would be in addition to the other annual payments under the agreements with NU.

    In addition to the foregoing, our agreements with NU may be terminated by NU if we default in the performance of our obligations under the agreements, including the failure to obtain and maintain all necessary government permits, licenses, franchises and approvals, and the failure to pay amounts due under the agreements, subject in most cases to cure periods of between 30 and 90 days.

    We believe that our agreements with NU are on terms at least as favorable to us as could have been obtained from unaffiliated third parties. NU has waived right-of-way fees otherwise payable by the company through 2004 in return for our agreement to build our system to certain facilities of NU and to allow them to use 12 fibers on designated route segments in their service territory.

    CMP GROUP, INC., MAINECOM SERVICES, NEW ENGLAND BUSINESS TRUST AND NU AGREEMENT

    In March 2000, we entered into a memorandum of understanding with CMP
Group, Inc., MaineCom Services, New England Business Trust and NU. Under the memorandum of understanding, we agreed to file a registration statement to register certain shares of common stock held by New England Business Trust in response to the exercise of a demand registration request by New England Business Trust under a 1995 agreement. New England Business Trust also agreed to reimburse us for some of the expenses that we incurred in connection with that offering up to an aggregate of $575,000. Pursuant to the 1995 agreement, we agreed to indemnify New England Business Trust against certain liabilities, including liabilities under the Securities Act. On May 19, 2000, New England Business Trust completed the sale of 1,500,000 shares of our common stock.

    New England Business Trust, NU and we also agreed under the memorandum of understanding to use commercially reasonable efforts to cause the form of stockholders agreement which was to be executed in connection with the closing of the transactions contemplated by the agreements with Consolidated Edison Communications, or CEC, and Exelon Enterprises Management, Inc., or Exelon Enterprises, to be amended to add New England Business Trust as a party and to provide for amendments similar to those to be made to the existing stockholders agreement between New England Business Trust and NU, which are described above.

    In addition, New England Business Trust and NU agreed under the March 2000 memorandum of understanding to vote in favor of the issuance of shares to CEC and Exelon in connection with our agreements with each of them. CMP and NU agreed to amend the existing stockholders agreement between them in the manner described below. See "PRINCIPAL STOCKHOLDERS AGREEMENT" below.

    PRINCIPAL STOCKHOLDERS AGREEMENT

    Central Maine Power Company and NU have entered into the FiveCom, Inc. Principal Stockholders Agreement dated May 28, 1998, whereby each of them agreed that, following the completion of our initial public offering, neither of them will permit or cause our company to merge or consolidate, liquidate or dissolve, change its form of organization or sell, lease, exchange or transfer all or substantially all of its assets, or seek bankruptcy protection or certain other protection from creditors, without the consent of both parties. In addition, they granted each other rights of first offer in connection with any proposed sale of our common stock held by them and the option to purchase the shares of common stock held by one of them if the other seeks bankruptcy protection or similar relief. This agreement will remain in effect for so long as NU owns at least 10% of our outstanding common stock, on a fully diluted basis, and the aggregate shares of our common stock owned by NU and Central Maine Power Company is at least 33 1/3% of our outstanding common stock, on a fully diluted basis.

    On October 19, 2000 pursuant to their agreement under the March 2000 memorandum of understanding described above, the parties entered into an amendment to the Principal Stockholders Agreement providing that New England Business Trust and Mode 1 Communications, Inc., or Mode 1, be added as parties, that each of the parties may sell shares of our common stock pursuant to Rule 144 of the Securities Act without regard to the right of first offer provision contained in the stockholders agreement between them and that each of them would agree to vote for two directors nominated to our board of directors by the other party. The parties also agreed that in the event NU holds less than 2,086,732 shares, New England Business Trust would only be obligated to vote for one director nominated by NU and that the voting obligation would be eliminated if NU holds less than 772,917 shares. Likewise, in the event that New England Business Trust holds less than 2,701,629 shares, NU would only be obligated to vote for one director nominated by New England Business Trust and the voting obligation would be eliminated if New England Business Trust holds less than 1,000,672 shares.

    CEC AND EXELON ENTERPRISES NETWORK CONNECTIVITY AGREEMENTS

    On September 14, 2000, we closed an agreement with CEC under which we will receive an indefeasible right to use, or IRU, in fiber optic facilities on the CEC network to provide network transport and carrier services in its service area, which includes New York City and Westchester County, New York. At the same time, CEC will also provide connectivity from our backbone system to its local distribution facilities in its service area. This communications network will operate under the NEON brand, expanding our network into and around New York. The term of the IRU granted under the CEC agreement is for no less than 25 years. In addition to the IRUs and intangible assets, CEC has also agreed to contribute to us cash totaling $11,300,000 over the period from September 14, 2000 to April 15, 2005 for the build-out of local points of presence, or POPs, and the related optronic equipment and for the cost of POP rental, POP operating expenses, optronic equipment maintenance and sales and marketing expenses.

    On September 14, 2000, we closed an agreement with Exelon Enterprises under which we were to receive an IRU in fiber optic facilities on Exelon Enterprises' network. The agreement also provided that Exelon Enterprises would deliver connectivity from our backbone system to its local distribution facilities in its service area. In addition to the IRUs and intangible assets, Exelon Enterprises was to contribute to us cash totaling $8,050,000 over the period from September 14, 2000 to April 15, 2005 for the build-out of local POPs and the related optronic equipment and for the cost of POP rental, POP operating expenses, optronic equipment maintenance and sales and marketing expenses. On August 10, 2001, as part of a financing transaction, we released Exelon Enterprises from its remaining unfulfilled obligations under the September 2000 agreement, including the obligation to deliver the IRUs. See "EXELON ENTERPRISES SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT" below.

    In connection with these agreements we issued 2,476,735 shares of our common stock to CEC and 2,131,143 shares of common stock to Exelon Enterprises, which resulted in CEC and Exelon owning approximately 10.75% and 9.25% of our outstanding common stock, respectively, immediately following the consummation of the transaction. A portion of the shares issued to CEC remain subject to forfeiture until certain obligations of CEC are satisfied. On August 10, 2001, as part of a financing transaction, we released all restrictions on the shares of common stock issued to Exelon Enterprises. See "EXELON ENTERPRISES SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT" below. In addition, under the agreements, each of CEC and Exelon Enterprises are entitled to purchase a pro rata portion of any equity or debt offering by us based upon their proportional equity ownership of our stock, subject to limitations and conditions set forth in the agreement and under the terms of the stockholders agreement described below, each of CEC and Exelon Enterprises received the right to nominate one member to our board of directors. Exelon Enterprises has since transferred its shares of our common stock and its rights under these agreements to ECP.

    In connection with the agreements, we entered into a registration rights agreement with CEC and Exelon Enterprises, referred to as the September Registration Rights Agreement, pursuant to which each of Exelon Enterprises and CEC have the right to have the shares issued to them included in any registration statement we file relating to any public offering of our common stock, except to the extent the number of such shares may be limited by the managing underwriter of the offering. In addition, each of Exelon Enterprises and CEC are permitted to request that we register those shares, provided that the anticipated aggregate net offering price for such securities was at least $5,000,000. On August 10, 2001, in connection with the issuance of the Exelon Note, we were relieved from our obligation to Exelon Enterprises under the September Registration Rights Agreement and we entered into an new registration rights agreement with Exelon Enterprises pursuant to which we are obligated to file a registration statement by September 24, 2001, covering 2,131,143 shares of our common stock previously issued to Exelon Enterprises, in addition to 2,300,000 shares issuable upon conversion of the Exelon Note and shares issuable in lieu of interest on the Exelon Note through August 15, 2004. See "EXELON ENTERPRISES SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT" below. Exelon Enterprises has transferred its rights under this agreement to ECP.

    CEC, EXELON ENTERPRISES AND MODE 1 STOCKHOLDERS' AGREEMENT

    In September 2000, we entered into a Stockholders' Agreement with CEC, Exelon Enterprises and Mode 1. Under the agreement, as amended to date, each of the stockholder parties has agreed that in any and all elections of our directors, it will vote all of the shares of voting stock then owned by it to fix the size of the board at ten directors and to elect two members designated by Mode 1, one member designated by Exelon Enterprises and one member designated by CEC, provided that no party would be required to vote for any designee unacceptable to our board of directors. In connection with the transfer by Exelon Enterprises of its shares of our common stock to ECP, ECP agreed to be bound by the terms of this agreement.

    While this agreement does not have a fixed term, it would terminate automatically upon a sale of our company. Also, in the event that Mode 1's stock ownership is reduced such that it holds a number of shares (i) equal to or less than the lower of the number of shares then held by ECP and CEC, and (ii) less than the number of shares held by Mode 1 on the date of the agreement, then
Mode 1 would be entitled to designate only one member to the board of directors. Further, if the stock ownership of any of CEC, ECP or Mode 1 falls below one half of the percentage of shares held by ECP on the date of the agreement, then such party's rights and obligations would terminate without any effect on the rights and obligations of the other parties to the agreement.

    The agreement entitled each of CEC, Exelon Enterprises and Mode 1 to a right of first offer with respect to proposed transfers of our stock by parties to the agreement, other than (i) transfers among affiliates of the parties,
(ii) transfers pursuant to an acquisition of our company by another public company and (iii) transfers by each party of up to an aggregate of 160,000 shares of our voting stock in any rolling 12-month period. In the event a party proposed a transfer which was not so exempt from the right of first offer provisions, it would have been required to offer to each of the other stockholder parties such party's pro rata portion of the offering, based upon its ownership of our company relative to the other parties to the agreement, on terms and for consideration substantially comparable to the terms of the proposed offering. The agreement also provided that, in the event that we are entitled under the Principal Stockholders Agreement (described above) to purchase shares of our stock held by Central Maine Power Company or its affiliates, we would notify CEC, Exelon Enterprises and Mode 1 and provide each of them with a comparable right of first offer under the Agreement to purchase a portion of such shares. On August 10, 2001, in connection with the issuance of the Exelon Note, the agreement was amended to delete these provisions.

    MODE 1 SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT

    On June 15, 2001, we entered into a subordinated convertible note purchase agreement with Mode 1 pursuant to which Mode 1 purchased from us an 18% subordinated convertible note due 2008 in the principal amount of $15,000,000, referred to as the Mode 1 Note. Mode 1 may convert the outstanding principal balance and accrued and unpaid interest on the Mode 1 Note at any time, and we may require Mode 1 to convert the Mode 1 Note under certain circumstances, into that number of shares determined by dividing the principal amount to be converted plus the accrued and unpaid interest by the conversion price of $6.00, subject to certain anti-dilution provisions. Accrued interest on the Mode 1 Note is payable either in cash, shares of our common stock at a price of $6.00 per share or an additional convertible note, at our election. We also granted
Mode 1 registration rights with respect to the shares of our common stock issuable upon conversion of the Mode 1 Note and that number of shares which represents interest payments on the Mode 1 Note, if such payments were to be paid in the form of additional shares of our common stock.

    EXELON ENTERPRISES SUBORDINATED CONVERTIBLE NOTE PURCHASE AGREEMENT

    On August 10, 2001, we entered into a subordinated convertible purchase agreement with Exelon Enterprises pursuant to which Exelon Enterprises purchased from us an 18% subordinated convertible note due 2008 in the principal amount of $11,500,000, referred to as the Exelon Note. Exelon Enterprises subsequently transferred the Exelon Note to ECP. ECP may convert the outstanding principal balance and accrued and unpaid interest on the Exelon Note at any time, and we may require ECP to convert the Exelon Note under certain circumstances, into that number of shares determined by dividing the principal amount to be converted plus the accrued and unpaid interest by the conversion price of $5.00, subject to certain anti-dilution provisions. Accrued interest on the Exelon Note is payable either in cash, shares of our common stock at a price of $5.00 per share or an additional convertible note, at ECP's election. As a condition to the financing, we released all restrictions on the common stock issued to Exelon Enterprises in September 2000, which shares were subsequently transferred to ECP.

    We also granted Exelon Enterprises registration rights with respect to the shares of our common stock issuable upon conversion of the note, that number of additional shares of our common stock which represents interest payments on the note, if such payments were to be paid in the form of additional shares of our common stock and 2,131,143 shares of common stock issued in connection with our September 2000 subscription agreement with Exelon Enterprises. See "CEC AND EXELON ENTERPRISES NETWORK CONNECTIVITY AGREEMENTS" above. Exelon Enterprises has transferred these rights to ECP.

    In connection with the sale of the Exelon Note to Exelon, on August 10, 2001, we entered into a termination agreement with Exelon Enterprises which provides for an additional $10,000,000 from Exelon Enterprises, payable either in cash or forgiveness of indebtedness represented by the Exelon Note, on or before April 2002 in lieu of providing the rights to fiber optic facilities, services and other cash proceeds required under our September 2000 agreement with Exelon. See "CEC AND EXELON ENTERPRISES NETWORK CONNECTIVITY AGREEMENTS" above.

    OTHER AGREEMENTS

    John H. Forsgren and Gary D. Simon serve as our directors at the direction of NU. Gregory A. Cucchi serves as one of our directors at the direction of Exelon.

    We paid NU $851,000 in 2000 and $176,000 in the first two fiscal quarters of 2001 for materials, labor and other contractor charges related to the construction of the NEON system.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

    We are authorized to issue up to 60,000,000 shares of common stock, of which 21,335,061 shares were issued and outstanding as of September 19, 2001. The following summary description of the common stock is qualified in its entirety by reference to our certificate of incorporation.

    Holders of our common stock are entitled to one vote for each share held on matters submitted to a vote of stockholders. Holders of our common stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive their proportionate share of any dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the preferential rights of any outstanding preferred stock. The common stock has no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of the common stock are subject to the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK

    We are authorized to issue up to 2,000,000 shares of preferred stock. Our board of directors is authorized to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, redemption privileges, liquidation preferences, conversion rights, and other terms and rights of each series of preferred stock. We will fix the rights, preferences, privileges and restrictions of the preferred stock of each series in the certificate of designation relating to that series. The preferred stock could have other rights, including economic rights senior to our common stock, so that the issuance of the preferred stock could adversely affect the market value of our common stock. The issuance of the preferred stock may also have the effect of delaying, deferring or preventing a change in control of us without any action by the stockholders.

CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

    We have shares of common stock and preferred stock available for future issuance without stockholder approval. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions or dividends on our capital stock.

    The existence of unissued and unreserved common stock and preferred stock may enable our board of directors to issue shares to persons friendly to current management or to issue preferred stock with terms that could render more difficult or discourage a third-party attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, thereby protecting the continuity of our current management. In addition, if we issue preferred stock, the issuance could adversely affect the voting power of holders of common stock and the likelihood that these holders will receive dividend payments and payments upon liquidation.

ANTI-TAKEOVER PROVISIONS

    Provisions of Delaware law and our restated certificate of incorporation and by-laws could delay, make more difficult or prevent the acquisition of our company and the removal of our incumbent officers and directors. These provisions, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate with us first. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

    DELAWARE ANTI-TAKEOVER STATUTE. Section 203 of the Delaware corporations statute is applicable to publicly held corporations organized under the laws of Delaware, including us. Subject to various exceptions, Section 203 provides that a corporation may not engage in any "business combination" with any "interested stockholder" for a three-year period after such stockholder becomes an interested stockholder unless the interested stockholder attained that status with the approval of the board of directors or the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions which result in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or was the owner of 15% or more of the outstanding voting stock within the previous three years. Section 203 may make it more difficult for an interested stockholder to effect various business combinations with a corporation for a three-year period. The stockholders may elect not to be governed by Section 203, by adopting an amendment to the corporation's certificate of incorporation or by-laws which becomes effective twelve months after adoption. Our restated certificate of incorporation and by-laws do not exclude us from the restrictions imposed by Section 203. It is anticipated that the provisions of Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board of directors.

RESTATED CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

    Our restated certificate of incorporation and by-laws provide:

    - That directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote.

    - That any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office.

    The limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, us.

    Our restated certificate of incorporation and by-laws also provide that:

    - Stockholder action may not be taken by written consent in lieu of a meeting.

    - Any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting.

    These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities.

    Delaware law provides that the vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our restated certificate of incorporation requires the vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal the foregoing provisions relating to stockholder action by written consent and special meetings of stockholders. The stockholder vote would be in addition to any separate class vote that might in the future be required pursuant to the terms of any series of preferred stock that might be then outstanding. Our by-laws may be amended or repealed by a majority vote of our board of directors or by the affirmative vote of the holders of the shares of our capital stock issued and outstanding and entitled to vote.

DIVIDEND POLICY

    We have not paid dividends on our common stock or preferred stock since our inception, and we have no intention of paying any dividends to our stockholders in the foreseeable future. We intend to reinvest earnings, if any, in the development and expansion of our business. Any declaration of dividends in the future will be at the election of our board of directors and will depend upon our earnings, capital requirements and financial position, general economic conditions, requirements of any bank lending arrangements which may then be in place and other pertinent factors.

TRANSFER AGENT AND REGISTRAR

    The name and address of the transfer agent and registrar for our common stock is Equiserve LLP, 150 Royall Street, Canton, Massachusetts 02021.

                              PLAN OF DISTRIBUTION

    The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term "selling stockholders" includes donees, pledgees, transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The selling stockholders may sell their shares by one or more of, or a combination of, the following methods:

    - purchases by a broker-dealer as principal and resale by such broker-dealer for their own account pursuant to this prospectus,

    - ordinary brokerage transactions and transactions in which the broker solicits purchasers,

    - block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

    - an over-the-counter distribution in accordance with the rules of the Nasdaq National Market,

    - in privately negotiated transactions, and

    - in options transactions.

    In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

    To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell the common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

    In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated immediately prior to the sale.

    In offering the shares covered by this prospectus, the selling stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with those sales. Any profits realized by the selling stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

    In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

    At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act.

    We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (i) August 10, 2009, (ii) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the Registration Statement, or (iii) such time as all of the shares covered by this prospectus may be sold without volume restrictions pursuant to Rule 144 under the Securities Act.

                                 LEGAL MATTERS

    The validity of the shares offered by this prospectus has been passed upon by Hale and Dorr LLP.

                                    EXPERTS

    The financial statements and schedules as of December 31, 1999 and 2000 and for each of the three years in the period ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission as required by the Securities Exchange Act. You can find, copy and inspect information filed by us with the Securities and Exchange Commission at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional office located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can obtain copies of information filed by us with the Securities and Exchange Commission at prescribed rates by writing to the Securities and Exchange Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. You can review our electronically filed reports, proxy and information statements on the Securities and Exchange Commission's web site at http://www.sec.gov. Our common stock trades on the Nasdaq National Market under the symbol "NOPT." Therefore, you can inspect reports, proxy statements and other information concerning NEON Communications at the offices of the National Association of Securities Dealers, Inc., National Listing Section, 1735 K Street, N.W., Washington, D.C. 20006.

    This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at any address listed above or from the Securities and Exchange Commission's web site.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate" into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. Any information that we incorporate by reference is considered part of this prospectus. The documents and reports that we list below are incorporated by reference into this prospectus. In addition, all documents and reports which we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus are incorporated by reference in this prospectus as of the respective filing dates of these documents and reports. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information.

    We have filed the following documents with the SEC. These documents are incorporated herein by reference as of their respective dates of filing:

    (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

    (2) Our Amendment No. 1 to Annual Report on Form 10-K/A for the fiscal year ended December 31, 2000, filed with the SEC on April 30, 2001.

    (3) Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

    (4) Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

    (5) Our definitive proxy materials for our Annual Meeting of Stockholders held on July 31, 2001.

    (6) Our current report on Form 8-K filed with the SEC on July 24, 2001.

    (7) All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to the effectiveness of the registration statement.

    (8) The description of our common stock contained in our Registration Statement on Form 8-A filed on September 14, 2000, including any amendments or reports filed for the purpose of updating that description.

    You may request a copy of these documents, which will be provided to you at no cost, by contacting:

                           NEON Communications, Inc.
                              2200 West Park Drive
                             Westborough, MA 01581
                            Attn: Investor Relations
                                 (508) 616-7800

    You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by NEON (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the Securities and Exchange Commission registration fee.

Filing Fee--Securities and Exchange Commission..............  $ 7,570
Legal fees and expenses.....................................  $15,000
Accounting fees and expenses................................  $15,000
Miscellaneous expenses......................................  $12,430
                                                              -------
Total Expenses..............................................  $50,000
                                                              =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the Delaware General Corporation Law allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. We have included such a provision in our Certificate of Incorporation.

    Section 145 of the General Corporation Law of Delaware provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he or she is, or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

    Our restated certificate of incorporation provides that we will, to the fullest extent permitted by Delaware law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was, or has agreed to become, a director or officer of our company, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of a person seeking indemnification in connection with such action, suit or proceeding and any appeal therefrom.

    As a prerequisite to indemnification under our restated certificate of incorporation, the person seeking indemnification must notify us in writing as soon as practicable of any action, suit, proceeding or investigation involving him or her for which indemnification will or could be sought. With respect to any action, suit, proceeding or investigation of which we are so notified, we will be entitled to participate therein at our own expense and/or to assume the defense of the action at our own expense, with legal counsel reasonably acceptable to the person seeking indemnification.

    If we do not choose to assume the defense of an action, suit, proceeding or investigation for which we have received notice, we generally will pay in advance of the final disposition of such matter any expenses (including attorneys' fees) incurred by a party seeking indemnification in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom; provided, however, that the payment of such expenses incurred before the final disposition of such matter shall be made only upon receipt of an undertaking by the person seeking indemnification to repay all amounts so advanced in the event that it shall ultimately be determined that the person seeking indemnification is not entitled to be indemnified by us under our certificate of incorporation; provided further, that no such advancement of expenses shall be made if it is determined that the person seeking indemnification did not act in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interest of NEON Communications, or with respect to any criminal action or proceeding that the person seeking indemnification has reasonable cause to believe such person's conduct was unlawful.

    Our restated certificate of incorporation does not require us to indemnify any person seeking indemnification in connection with a proceeding initiated by such person unless such initiation was approved by our board of directors. In addition, we will not indemnify any person to the extent such person is reimbursed from the proceeds of an insurance reimbursement. We have purchased directors' and officers' liability insurance which would indemnify our directors and officers against damages arising out of certain kinds of claims which might be made against them based on their negligent acts or omissions while acting in their capacity as officers or directors, as the case may be.

ITEM 16. EXHIBITS

EXHIBIT
NUMBER                                          DESCRIPTION
-------                                         -----------
         4.1            Amended and Restated Certificate of Incorporation of the
                        Registrant.

         4.2            Bylaws of the Registrant, incorporated by reference to
                        Exhibit 3.02 to the Registrant's Registration Statement on
                        Form S-4 (Registration No. 333-38600).

         4.3 Registration Rights Agreement dated June 15, 2001 between the Registrant and Mode 1 Communications, Inc., incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the SEC on July 24, 2001.

         4.4            Registration Rights Agreement dated August 10, 2001 between the Registrant and Exelon Enterprises Management, Inc.

         4.5            Amended and Restated Registration Rights Agreement dated
                        August 10, 2001 among the Registrant, Consolidated Edison
                        Communications, Inc. and Exelon Enterprises
                        Management, Inc.

         4.6            18% Subordinated Convertible Note Due 2008 dated June 15,
                        2001 issued to Mode 1 Communications, Inc., incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on July 24, 2001.

         4.7            18% Subordinated Convertible Note Due 2008 dated August 10,
                        2001 issued to Exelon Enterprises Management, Inc.

EXHIBIT
NUMBER                                          DESCRIPTION
-------                                         -----------
         5.1            Opinion of Hale and Dorr LLP, counsel to the Registrant.

        23.1            Consent of Hale and Dorr LLP (included in Exhibit 5.1).

        23.2            Consent of Arthur Andersen LLP.

        24.1 Power of attorney (included on the signature pages of this registration statement).

ITEM 17. UNDERTAKINGS.

    ITEM 512(A) OF REGULATION S-K. The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

        (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included is a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

    (2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westborough, Commonwealth of Massachusetts, on this 20th day of September, 2001.

                                                       NEON COMMUNICATIONS, INC.

                                                       By:            /s/ STEPHEN E. COURTER
                                                            -----------------------------------------
                                                                        Stephen E. Courter
                                                                CHAIRMAN OF THE BOARD OF DIRECTORS
                                                                   AND CHIEF EXECUTIVE OFFICER

                        POWER OF ATTORNEY AND SIGNATURES

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stephen E. Courter, William A. Marshall and Stephen A. Bogiages as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3 and any related Rule 462(b) registration statement or amendment thereto, and to file the same with all exhibits thereto and any other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
          /s/ STEPHEN E. COURTER            Chief Executive Officer
    ---------------------------------       (Principal Executive Officer)         September 20, 2001
            Stephen E. Courter              Chairman of the Board of Directors

         /s/ WILLIAM A. MARSHALL            Chief Financial Officer and
    ---------------------------------       Treasurer (Principal Financial and    September 20, 2001
           William A. Marshall              Accounting Officer)

          /s/ VICTOR COLANTONIO
    ---------------------------------       Director                              September 20, 2001
            Victor Colantonio

                SIGNATURE                                  TITLE                         DATE
                ---------                                  -----                         ----
    ---------------------------------       Director                              September   , 2001
            Gregory A. Cucchi

         /s/ KATHERINE E. DIETZE
    ---------------------------------       Director                              September 20, 2001
           Katherine E. Dietze

    ---------------------------------       Director                              September   , 2001
             John H. Forsgren

    ---------------------------------       Director                              September   , 2001
            Michael I. German

    ---------------------------------       Director                              September   , 2001
             Donald S. Parker

          /s/ F. MICHAEL MCCLAIN
    ---------------------------------       Director                              September 20, 2001
            F. Michael McClain

            /s/ GARY D. SIMON
    ---------------------------------       Director                              September 20, 2001
              Gary D. Simon

            /s/ PETER A. RUST
    ---------------------------------       Director                              September 20, 2001
              Peter A. Rust

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                          DESCRIPTION
-------                                         -----------
         4.1            Amended and Restated Certificate of Incorporation of the
                        Registrant.

         4.2            Bylaws of the Registrant, incorporated by reference to
                        Exhibit 3.02 to the Registrant's Registration Statement on
                        Form S-4 (Registration No. 333-38600).

         4.3 Registration Rights Agreement dated June 15, 2001 between the Registrant and Mode 1 Communications, Inc., incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed with the SEC on July 24, 2001.

         4.4            Registration Rights Agreement dated August 10, 2001 between the Registrant and Exelon Enterprises Management, Inc.

         4.5            Amended and Restated Registration Rights Agreement dated
                        August 10, 2001 among the Registrant, Consolidated Edison
                        Communications, Inc. and Exelon Enterprises
                        Management, Inc.

         4.6            18% Subordinated Convertible Note Due 2008 dated June 15,
                        2001 issued to Mode 1 Communications, Inc., incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed with the SEC on July 24, 2001.

         4.7            18% Subordinated Convertible Note Due 2008 dated August 10,
                        2001 issued to Exelon Enterprises Management, Inc.

         5.1            Opinion of Hale and Dorr LLP, counsel to the Registrant.

        23.1            Consent of Hale and Dorr LLP (included in Exhibit 5.1).

        23.2            Consent of Arthur Andersen LLP.

        24.1 Power of attorney (included on the signature pages of this registration statement).